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                                                                 EXHIBIT 2(k)(1)
                              REMARKETING AGREEMENT


                     THIS REMARKETING AGREEMENT (the "Agreement"), dated as of November __, 1999, is made by and between Kemper Municipal Income Trust, a Massachusetts business trust (the "Company"), and Salomon Smith Barney Inc. (the "Remarketing Agent").

                     The Company has issued and sold 10,000 shares of its Preferred Shares, Series E (the "Preferred Shares"). Intending to be legally bound, the parties hereto agree as follows:

                     1. Definitions. Capitalized terms used and not defined in this Agreement shall have the meanings assigned to them in the Company's Amended and Restated Certificate of Designation For Preferred Shares (the "Certificate of Designation"), a copy of which is being delivered herewith.

                     2. Acceptance of Duties. The Remarketing Agent agrees as follows:

                     (a) It will perform the duties and obligations of Remarketing Agent for the Preferred Shares as specified in the Certificate of Designation and in this Agreement in compliance with the provisions of applicable laws.

                     (b) The remarketing process will be conducted on the following schedule and in the following manner (all times are New York City time):



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Last Business Day of a Dividend Period:


Beginning Not Later Than                 The Remarketing Agent will
1:00 p.m.:                               determine and, upon request,
                                         make available to all interested
                                         persons non-binding indications
                                         of the Dividend Rate based upon
                                         then-current Remarketing Conditions.

By 3:00 p.m.:                            Owners of Preferred Shares will
                                         be deemed to have tendered
                                         shares for sale by remarketing
                                         at $5,000 per share unless they
                                         have given contrary instructions
                                         to the Remarketing Agent.

After 3:00 p.m.:                         The Remarketing Agent will
                                         solicit and receive orders from
                                         prospective investors to
                                         purchase tendered Preferred
                                         Shares. The Remarketing Agent
                                         will establish a Dividend Rate
                                         which will be the lowest rate,
                                         not in excess of the Maximum
                                         Dividend Rate, which it
                                         determines will permit the
                                         remarketing of the Preferred
                                         Shares at $5,000 per share.
                                         --------------------------------------

First Day of Next Dividend Period:

Opening of Business:                     The Remarketing Agent will
                                         continue, if necessary,
                                         remarketing Preferred Shares as
                                         described above.

By 1:00 p.m.:                            The Remarketing Agent will have
                                         completed remarketing and will
                                         advise the owners as to the
                                         Dividend Rate applicable to the
                                         Dividend Period commencing on
                                         that day and of any failure to
                                         remarket.

By 2:30 p.m.:                            New owners must deliver the
                                         purchase price as instructed by
                                         the Remarketing Agent. Former
                                         owners will be paid the
                                         proceeds of the remarketing of
                                         their shares.


                     3. Fees and Expenses. (a) The Company agrees to pay to the Remarketing Agent, as compensation for its services hereunder, such fees as may be agreed upon by the parties from time to time. Initially, the fee will be equal to .25% of the Company's assets attributable to the


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Preferred Shares.

                     (b) The Company shall reimburse the Remarketing Agent for its reasonable out-of-pocket expenses incurred by it in connection with the performance of its services hereunder, including counsel fees.

                     4. Broker-Dealer Participation. The Remarketing Agent may enter into broker-dealer agreements with broker-dealers ("Broker-Dealers") which provide for Broker-Dealer participation in the remarketing process. The Company shall not be responsible for the fees and out-of-pocket expenses of such Broker-Dealers or for ensuring compliance by such Broker-Dealers with the terms of this Agreement.

                     5. Disclosure Document and Other Information. (a) If the Remarketing Agent determines that it is necessary or desirable to use a disclosure document in connection with the remarketing of the Preferred Shares, the Remarketing Agent will notify the Company and the Company will provide to the Remarketing Agent a disclosure document or documents (which may include the Prospectus distributed in connection with the initial sale of the Preferred Shares, as amended or supplemented by the Company) satisfactory to the Remarketing Agent and its counsel in respect of the Preferred Shares (the "Disclosure Documents"). The Company will supply the Remarketing Agent with such number of copies of the Disclosure Documents as the Remarketing Agent reasonably requests from time to time. The Company will supplement and amend the Disclosure Documents so that at all times the Disclosure Documents (as so amended or supplemented) will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

                     (b)  The Company agrees to furnish to the Remarketing Agent
(i) as soon as


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available all regular and periodic reports, if any, which the Company files with the Securities and Exchange Commission under the Investment Company Act of 1940, as amended, or the Securities Exchange Act of 1934, as amended, and all reports which the Company provides generally to holders of its publicly held securities and (ii) from time to time, such other information concerning the Company as the Remarketing Agent may reasonably request.

                     6. Indemnification. (a) The Company and Scudder Kemper Investments, Inc. ("SKI") jointly and severally agree to indemnify and hold harmless the Remarketing Agent (and each person, if any, controlling the Remarketing Agent) against any and all losses, claims, damages, liabilities or expenses (including reasonable costs of investigation) arising out of or based upon its agency under this Agreement. This indemnity agreement is in addition to any liability which the Company or SKI may otherwise have.

                     (b) If any action or claim shall be brought or asserted against the Remarketing Agent or any person controlling the Remarketing Agent in respect of which indemnity may be sought from the Company or SKI, the Remarketing Agent or any such controlling person shall promptly notify the Company in writing, and the Company or SKI shall assume the defense thereof, including the employment of counsel and the payment of all expenses. The Remarketing Agent or such controlling person shall have the right to employ separate counsel in any such action and to participate in the defense thereof, but the fees and expenses of such counsel shall be borne by the Remarketing Agent or such controlling person unless (i) the employment thereof has been specifically authorized by the Company or SKI in writing, (ii) the Company or SKI has failed to assume the defense and employ counsel or (iii) the named parties to any such action (including any impleaded parties) include both the Remarketing Agent or such controlling person and the Company or SKI and the Remarketing Agent or such controlling person shall have been advised


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by counsel that representation of such indemnified party and the indemnifying party by the same counsel would be inappropriate (whether or not such representation by the same counsel has been proposed) under applicable standards of professional conduct due to actual or potential differing interests between them (in which case neither the Company nor SKI shall have the right to assume the defense of such action on behalf of the Remarketing Agent or such controlling person, it being understood, however, that the Company and SKI shall, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of only one separate firm of attorneys (in addition to any local counsel) at any time for the Remarketing Agent or such controlling person, which firm (or firms) shall be designated in writing by the Remarketing Agent and reasonably satisfactory to the Company or SKI). Neither the Company nor SKI shall be liable for any settlement of any such action effected without its written consent, but if settled with such written consent, or if there should be a final judgment for the plaintiff in any such action, the Company and SKI jointly and severally agree to indemnify and hold harmless the Remarketing Agent or such controlling person from and against any loss or liability by reason of such settlement or judgment.

                     (c) The Remarketing Agent agrees to indemnify and hold harmless the Company (and each person, if any, controlling the Company), to the same extent as the foregoing indemnity from the Company to the Remarketing Agent, but only with respect to information relating to the Remarketing Agent furnished in writing by it expressly for use in connection with a Disclosure Document. This indemnity agreement is in addition to any liability which the Remarketing Agent may otherwise have. In case any action or claim shall be brought or asserted against the Company or any such controlling person, in respect of which indemnity may be sought against the


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Remarketing Agent, the Remarketing Agent shall have the rights and duties given to the Company, and the Company and any such controlling person shall have the rights and duties given to the Remarketing Agent, by the preceding paragraphs.

                     (d) If the indemnification provided herein is unavailable to the Remarketing Agent or any person controlling the Remarketing Agent in respect of any losses, claims, damages, liabilities or expenses referred to herein, then the indemnifying party, in lieu of indemnifying the Remarketing Agent or such controlling person, shall contribute to the amount paid or payable by the Remarketing Agent or such controlling person as a result of such losses, claims, damages, liabilities or expenses (i) in such proportion as is appropriate to reflect the relative benefits received and expected by the Company on the one hand and by the Remarketing Agent on the other hand from the remarketing of the Preferred Shares or (ii) if the allocation provided by clause
(i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company on the one hand and of the Remarketing Agent on the other in connection with the acts or omissions which resulted in such losses, claims, damages, liabilities or expenses, as well as any other relevant equitable considerations.

                     (e) The Company, SKI and the Remarketing Agent agree that it would not be just and equitable if contribution pursuant hereto were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the preceding paragraph. The amount paid or payable by the Remarketing Agent or any person controlling the Remarketing Agent as a result of the losses, claims, damages, liabilities and expenses referred to in the preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by the Remarketing


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Agent or such controlling person in connection with defending any such action or claim.

                     7. Remarketing Agent's Liabilities. The Remarketing Agent shall incur no liability to the Company for its actions taken as Remarketing Agent pursuant to the terms hereof and of the Certificate of Designation without gross negligence or in the absence of willful misconduct. The Remarketing Agent will not be liable to the Company on account of the failure of any person to whom the Remarketing Agent has sold any Preferred Shares to pay for it or to deliver any document in respect of such sale. The undertaking of the Remarketing Agent to remarket any Preferred Shares shall be on a "best efforts" basis.

                     8. Termination. This Agreement may be terminated, at any time by the Company, by giving at least 30 days notice to the Remarketing Agent, and at any time by the Remarketing Agent, by giving at least 30 days notice to the Company. The Remarketing Agent will not be obligated to remarket the Preferred Shares, or to determine Dividend Rates therefor, if there is a material misstatement or omission in any Disclosure Document or if at any time it shall determine for any reason that it is not advisable to remarket the Preferred Shares by reason of (i) a pending or proposed change in applicable tax laws, (ii) a material adverse change in the financial condition of the Company,
(iii) a banking moratorium, (iv) domestic or international hostilities, (v) a downgrading or withdrawal of one or more of the ratings of the Preferred Shares,
(vi) an imposition of material restrictions on the Preferred Shares or similar obligations, (vii) an amendment of the Agreement and Declaration of Trust of the Company, the Certificate of Designation or the By-Laws of the Company which, in the opinion of the Remarketing Agent, materially and adversely changes the nature of the Preferred Shares or the remarketing procedures therefor, (viii) the existence of a Non-Payment Period, or (ix) a material misstatement or omission in any Disclosure Document. Notwithstanding the provisions of the first sentence of this Section


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8, the Remarketing Agent may terminate this Agreement with immediate effect, by giving notice to the Company, upon the occurrence of any of the conditions described in the second sentence of this Section 8. The provisions of Section 6 hereof will continue in effect as to actions prior to the date of termination, and the Company and SKI will pay to the Remarketing Agent or any person controlling the Remarketing Agent any amounts owing at the time of termination.

                     9. Dealing In Securities by Remarketing Agent. The Remarketing Agent, either as principal or agent, may buy, sell, own, hold and deal in the Preferred Shares, and may join in any action which any Owner of the Preferred Shares may be entitled to take with like effect as if it did not act in any capacity hereunder. The Remarketing Agent agrees that the purchase of Preferred Shares for its own account or the account of its affiliates will be upon terms no more favorable to it than those pertaining to the Preferred Shares in the market in general at the time of such purchase and that neither it nor its affiliates will elect to retain Preferred Shares at the time of a tender pursuant to the Certificate of Designation if the Preferred Shares could be remarketed pursuant to the Certificate of Designation on terms more favorable to the Company than the terms upon which the Remarketing Agent or such affiliates would continue to hold it. The Remarketing Agent will remarket all tendered Preferred Shares on behalf of other Owners before remarketing any Preferred Shares owned by it. The Remarketing Agent, either as principal or agent, may also engage in or be interested in any financial or other transaction with the Company and may act as depository, trustee, or agent for any committee or body of owners of the Preferred Shares or other obligations of the Company as freely as if it had no obligations hereunder or under the Certificate of Designation.

                     10. Records. The Remarketing Agent agrees to keep books and records relating to its activities as Remarketing Agent in accordance with standard industry practice and make


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such books and records available to the Company upon reasonable request.

                     11. Notices. Unless otherwise provided herein, all notices, requests, demands and formal actions hereunder shall be in writing and mailed, telegraphed or sent by facsimile transmission or delivered, as follows:

                     If to the Company:

                     Kemper Municipal Income Trust
                     222 South Riverside Plaza
                     Chicago, Illinois 60606
                     Telephone: (312) 781-1121

                     If to the Remarketing Agent:

                     Salomon Smith Barney Inc.
                     388 Greenwich Street
                     New York, New York 10013
                     Attention: Short-Term Preferred Sales and Trading Telephone No.: (212) 816-
                     Telecopier No.:  (212) 816-


                     Each of the above parties may, by written notice given hereunder to the others, designate any further or different addresses to which subsequent notices, certificates, requests or other communications shall be sent. In addition, the parties hereto may agree to any other means by which subsequent notices, certificates, requests or other communications may be sent.

                     12. Successors. Any successor of the Remarketing Agent, any director or officer, or any person controlling the Remarketing Agent, as the case may be, shall be entitled to the benefits of the agreements contained herein.

                     13. Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of New York.



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                     14.  Amendment. This Agreement may not be modified or
amended except by a written instrument signed by each of the parties.



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                     IN WITNESS WHEREOF, the parties hereto have caused this
Agreement to be duly executed as of the day and year first above written.

                                 KEMPER MUNICIPAL INCOME TRUST


                                 By:
                                     ----------------------------------------
                                     Title:


                                 SALOMON SMITH BARNEY INC.


                                 By:
                                     ----------------------------------------
                                     Title:


Agreed to and accepted by:

SCUDDER KEMPER INVESTMENTS, INC.


By:
    -----------------------------
    Title:


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